UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2005

Plexus Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin		54957-0156
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	920-722-3451

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Vesting Acceleration

On May 11, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Plexus Corp. approved the acceleration of vesting of all unvested options awarded to executive officers and other key employees in 2002, 2003 and 2004 which have an exercise price at or above $12.33 (collectively, the "Options"). The Options were granted under Plexus' 1998 Stock Option Plan (the "1998 Plan").

Plexus accelerated the vesting of the Options in anticipation of the impact in its next fiscal year of the Financial Accounting Standards Board's statement, "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will require the expensing of unvested options beginning in fiscal years ending after June 15, 2005. The primary purpose of the accelerated vesting was to avoid recognizing compensation expense associated with these Options upon adoption of SFAS 123(R). Without the acceleration, Plexus estimates that pre-tax charges under SFAS 123(R) relating to these Options would have been approximately $5.0 million, of which $2.8 million and $1.0 million would have been recognized in fiscal 2006 and 2007, respectively.

Subject to Option holder consent, Options to purchase approximately 660,000 shares of Plexus common stock become immediately exercisable on May 11, 2005 as a result of the acceleration; a holder of Options which are Incentive Stock Options ("ISOs") under the Internal Revenue Code may decline to consent to the acceleration in order to preserve the federal income tax treatment of the Options as ISOs rather than converting them to non-qualified stock options. These Options, which have exercise prices varying from $12.53 to $27.37 per share (with a $15.18 weighted average exercise price) originally vested annually over a three year period beginning on the first anniversary of the respective grant dates. Therefore, Options granted more than one year ago had already partially vested. No change was made in any option exercise prices, and all of the affected Options remain at prices above the current market price.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plexus Corp.

May 12, 2005	By:	Joseph D. Kaufman

Name: Joseph D. Kaufman
Title: Senior Vice President, Secretary and Chief Legal Officer